Exhibit 10.1

FIBERTOWER CORPORATION

WAIVER OF

ACCELERATION OF BENEFITS UPON CHANGE OF CONTROL

This Waiver of Acceleration of Benefits Upon Change of Control (this “Waiver”), is entered into between FiberTower Corporation, a Delaware corporation (the “Company”) and Kurt J. Van Wagenen (the “Executive”) and is effective as of the date of the last signature hereof.

RECITALS

WHEREAS, a change of control of the Company may occur as a result of the mandatory redemption of the Company’s 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Change of Control”);

WHEREAS, the Executive and the Company have entered into the following agreements that provide the following benefits that would accelerate upon a change of control:

1.  Pursuant to that certain Signing Bonus Agreement dated April 9, 2008 between the Company and the Executive (the “Signing Bonus Agreement”), the Company has agreed to pay the Executive a cash signing bonus of $666,667 on April 9, 2010 and an additional cash signing bonus of $333,333 on April 9, 2011 if the Executive continues to remain employed on such dates.  If a change of control (as defined therein) occurs on or before April 9, 2011, then any cash amounts not yet vested and paid under the Signing Bonus Agreement will become immediately vested, due and payable.

2.  Pursuant to that certain Executive Employment Agreement dated April 9, 2008 between the Company and the Executive (the “Employment Agreement”), the Company agreed to grant to the Executive 875,000 shares of restricted stock and an option to purchase 1,125,000 shares of common stock of the Company under the FiberTower Stock Incentive Plan.  Pursuant to that certain Restricted Stock Agreement, on April 9, 2008 the Company granted to the Executive 875,000 shares of restricted stock with 25% of the granted shares vesting annually on each of the first, second, third and fourth anniversary dates of the grant.  Pursuant to that certain Incentive Stock Option, on April 9, 2008 the Company granted to the Executive an incentive stock option to purchase 1,125,000 shares of common stock of the Company with 25% of the shares which are subject to the option vesting and becoming exercisable on the first anniversary date of the grant and 1/48th of the shares which are subject to the option vesting and becoming exercisable monthly for the next 36 months.  As provided in the Employment Agreement and in the respective grant agreements, if a change of control (as defined therein) occurs and the Executive does not resign without good reason and is not terminated with cause during the six-month period following the change of control, then any unvested shares of restricted stock or options that have not yet become vested and exercisable shall become vested and exercisable six months following the change of control.

3.  Pursuant to that certain Incentive Stock Option, on March 17, 2009 the Company granted to the Executive an incentive stock option to purchase 500,000 shares of common stock of the Company with 25% of the shares which are subject to the option vesting and becoming exercisable on the first anniversary date of the grant and 2.08% of the shares which are subject to the option vesting and becoming exercisable monthly for the next 36 months.  In the event of a change of control (as defined therein), then immediately prior to the consummation of such change of control, any of the shares which are subject to the option that have not yet become vested and exercisable will vest and become exercisable on a basis that gives the Executive an opportunity, as determined by the Company’s board of directors, to participate as a stockholder in the change of control transaction following exercise;

WHEREAS, the Executive desires to voluntarily relinquish, waive, forfeit and disclaim, the acceleration of certain of the above described benefits that would otherwise occur upon the Change of Control; and

WHEREAS, the Company and Executive wish to waive any requirement in Section 5(h)(i) and (ii) of the Employment Agreement that would otherwise delay vesting of the cash signing bonus and shares of restricted stock until six months after the Change of Control.

NOW THEREFORE, in consideration of the mutual terms, conditions, and covenants set forth herein, and the ongoing employment relationship and compensation to be paid and received in connection therewith, the Company and Executive agree as follows:

1.                                       Waiver of Acceleration of Benefits Upon Change of Control.  The Executive hereby unconditionally and voluntarily and irrevocably relinquishes, waives forfeits and disclaims the acceleration of the following benefits that would otherwise result from the Change of Control:

(i)                                     Acceleration of vesting and payment of the cash signing bonus that would occur by reason of the Change of Control of any amounts that would otherwise vest and become payable pursuant to the terms of the Signing Bonus Agreement after December 31, 2010.

(ii)                                  Acceleration of exercisability that would occur by reason of the Change of Control of the incentive stock options granted on April 9, 2008 and March 17, 2009 that have not otherwise become vested and exercisable as of the Change of Control; provided, however, that with respect to any incentive stock option the exercise price of which is less than the Fair Market Value (as defined in the FiberTower Corporation Stock Incentive Plan) of the common stock of the Company on the effective date of this Waiver, the acceleration of exercisability of these options is waived only if the Change of Control occurs after December 31, 2009.

(iii)                               Acceleration of vesting that would occur by reason of the Change of Control of any shares of restricted stock which were granted on April 9, 2008 that would otherwise vest after December 31, 2010.

2.                                       Waiver of any Six-Month Delay in Employment Agreement Upon Change of Control.  The Company and the Executive hereby agree that the provisions of Section 5(h)(i) and

(ii) of the Employment Agreement that would otherwise delay vesting until six months after a change of control shall not apply as a result of the Change in Control to the vesting and payment of any cash signing bonus amount payable pursuant to the terms of the Signing Bonus Agreement and to any shares of restricted stock which were granted on April 9, 2008, that would, in the absence of a change in control, otherwise vest on April 9, 2010.

3.                                       Except as otherwise provided herein, all other terms and provisions of the agreements described above will remain in full force and effect.

The parties have executed this Waiver effective as of the date of the last signature hereof.

FIBERTOWER CORPORATION		EXECUTIVE:

By:	/s/ John P. Kelly	By:	/s/ Kurt J. Van Wagenen
Printed Name:	John P. Kelly	Printed Name:	Kurt J. Van Wagenen
Title:	Chairman-Compensation Committee-	Title:	President and CEO
	FiberTower Corporation	Date:	December 11, 2009
Date:	December 16, 2009